Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made as of the 28th day of October 2021, among LINKBANCORP, Inc., a Pennsylvania Corporation (the “Corporation”), and The Gratz Bank, a Pennsylvania chartered bank (the “Bank”), and Kristofer Paul, an adult individual (“Executive”). The Corporation, the Bank and the Executive are each referred to herein as a “Party” and, collectively, the “Parties”.

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of the Corporation; and

WHEREAS, the Executive is currently serving as an Executive of the Corporation and the Bank; and

WHEREAS, the Corporation and the Bank consider the continued service of the Executive to be in the best interests of the Corporation and the Bank; and

WHEREAS, the Corporation, the Bank and Executive desire to enter into this Agreement whereby the Bank agrees to make certain payments to Executive upon termination under specific conditions, in order to induce Executive to continue in employment through a Change in Control (as defined herein) of the Corporation or Bank, all as hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the continued employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, the Corporation and the Bank agree as follows:

ARTICLE I

TERMINATION PURSUANT TO A CHANGE IN CONTROL

1.1 Definition: Termination Pursuant to a Change in Control. Any of the following events occurring during the period commencing with the date of any “Change in Control” (as defined in ARTICLE II hereof) and ending on the second (2nd) anniversary date of the Change in Control, shall constitute a “Termination Pursuant to a Change in Control:”

(A) Executive’s employment is terminated by the Corporation, the Bank or an acquiror or successor of either without “Cause” (as defined below); or

(B) Any of the following events occurs and Executive thereafter terminates Executive’s employment:

(i) any reduction in Executive’s responsibilities, including reporting responsibilities, or authority, including such responsibilities or authorities as may be increased from time to time; or

(ii) any reassignment of Executive to a principal place of employment which is more than thirty-five (35) miles from Executive’s principal place of employment immediately prior to the Change in Control; or

(iii) any reduction in Executive’s annual base salary as the same may be increased from time to time; or

(iv) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under Corporation’s or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other employee or incentive compensation plans in which Executive participated or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all similarly situated employees; or

(v) any other action or inaction that constitutes a material breach of this Agreement by the Corporation or the Bank;

provided, however, that the Executive must furnish notice of his intention to terminate his employment due to the existence of one or more of the above-delineated conditions within ninety (90) days of the initial existence of such conditions, after which time the Bank shall have thirty (30) days to remedy such condition. The Executive shall not be required to maintain his employment with the Bank during such thirty (30) day period; however, should the Bank remedy the condition giving rise to the right of termination hereunder within such time period, the Executive shall not be entitled to payment hereunder.

(C) For purposes of Section 1.1(A), “Cause” shall mean:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of ten (10) consecutive days or more;

(ii) Executive’s failure to follow the good faith lawful instructions of the Boards, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank and the Corporation, other than a failure resulting from Executive’s incapacity because of physical or mental illness, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(iv) Executive’s willful violation of the provisions of this Agreement, after written notice from the Bank and the Corporation and a failure to cure such violation within thirty (30) days of said written notice;

(v) dishonesty or gross negligence of Executive in the performance of his duties; provided Executive shall be given written notice from the Bank and the Corporation of the alleged gross negligence and thirty (30) days in which to cure such violation, if such violation is curable;

(vi) Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or any other federal or state regulation;

(vii) Executive’s breach of fiduciary duty involving personal gain; or

(viii) the willful violation by Executive of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority.

1.2 Compensation Upon Termination Pursuant to a Change in Control. If Executive’s employment is terminated and such termination is a Termination Pursuant to a Change in Control (as defined in Section 1.1), the Bank (or any acquiror or successor thereto) shall provide (or cause to be provided) the following to Executive:

(A) The Bank shall pay Executive within sixty (60) days following the Termination Pursuant to the Change in Control a lump sum payment in an amount equal to two (2) times: (i) the highest of Executive’s annualized base salary at the time of or during one of the three calendar years immediately preceding the Termination Pursuant to a Change in Control plus (ii) the average cash bonus earned by Executive with respect to the three calendar years immediately preceding the date of the Termination Pursuant to a Change in Control; and

(B) For a period of two (2) years, commencing as of the Termination Pursuant to the Change in Control, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment. If the Bank and the Corporation cannot provide such benefits because Executive is no longer an Executive, the Bank and the Corporation shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare Executive benefits which he enjoyed prior to termination, which reimbursement shall continue until the expiration of two (2) years from the date of termination of employment or until Executive secures substantially similar benefits through other employment, whichever shall first occur, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable.

1.3 Other Benefits. The payments provided by this ARTICLE I shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor of either with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which Executive is or becomes a participant, or under which Executive has or obtains rights, including without limitation, any qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar agreements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law, provided, however, that Executive shall not be entitled to any severance payments in addition to those provided hereunder.

1.4 Withholding for Taxes. All payments required to be made under this Agreement will be made in accordance with the Bank’s or other payor’s normal payroll and will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

1.5 Limitation of Certain Payments.

(A) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Corporation or the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to Executive to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 1.5, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(B) All determinations to be made under this Section 1.5 shall be made, in writing, by the Corporation’s independent certified public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Bank and Executive within ten (10) days of the date of termination. Any such determination by the Accounting Firm shall be binding upon the Bank and Executive. Executive shall in his or her sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 1.5, which determination shall be made by delivery of written notice to the Bank within ten (10) days of Executive’s receipt of the determination of the Accounting Firm. Within five (5) days after Executive’s timely determination, the Bank shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive, such amounts as are then due to Executive under this Agreement. In the event Executive does not make such timely determination then within fifteen (15) days after the Bank’s receipt of the determination of the Accounting Firm, the Bank in its sole discretion may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount.

(C) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Bank which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Bank could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Within two (2) years after the “separation from service” (within the meaning of Section 409A), the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Bank together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by Executive to the Bank if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive together with interest thereon at the Federal Rate.

(D) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (B) and (C) above shall be borne solely by the Corporation or the Bank. The Corporation agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to paragraphs (B) and (C) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

1.6 Release. Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his rights to receive the payments and benefits set forth in Section 1.2 unless he executes a general release of claims in favor of the Bank and the Corporation in a form to be provided by the Bank and the Corporation, and such release becomes effective and irrevocable in accordance with its terms, on or before the date that is sixty (60) days after Executive’s termination of employment.

ARTICLE II

DEFINITION OF CHANGE IN CONTROL

2.1 Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean a change in ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto and the regulations thereunder).

2.2 Notwithstanding anything else to the contrary set forth in this Agreement, if: (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change in Control pursuant to this ARTICLE II or an announcement concerning a tender offer or exchange offer is made constituting a Change in Control pursuant to this ARTICLE II, and the agreement, tender offer or exchange offer subsequently expires or is terminated without the transaction or event being consummated and (ii) a “Termination Pursuant to a Change in Control” (as defined in ARTICLE I hereof) has not occurred prior to such expiration or termination, then for purposes of this Agreement (including, without limitation, ARTICLE I hereof) it shall be as though such agreement was never executed or such tender offer or exchange offer was never announced and no Change in Control event shall be deemed to have occurred as a result.

2.3 The expiration of the two-year period after any Change in Control event without the occurrence of a Termination Pursuant to a Change in Control shall not have any effect on this Agreement, which shall remain in full force and effect until its termination by written agreement of the parties or the earlier termination of Executive’s employment under circumstances not constituting a Termination Pursuant to a Change in Control.

ARTICLE III

CODE SECTION 409A

3.1 The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). If any provision of this Agreement or any payment made hereunder fails to meet the requirements of Section 409A, neither the Bank, the Corporation nor any of their respective affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Bank, the Corporation or any of their respective affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.

3.2 Each installment payment payable under this Agreement shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2). If Executive is a “specified employee” (as determined under the Bank’s and the Corporation’s policy for identifying specified employees) on the date of Executive’s “separation from service” (within the meaning of Code Section 409A) and if any portion of any severance amount payable hereunder would be considered “deferred compensation” under Section 409A, such portion shall not be paid on any date prior to the first business day after the date that is six months following Executive’s separation from service. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of Executive’s death prior to the end of the six-month period.

3.3 Section 409A prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid. Also under Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement cannot be subject to liquidation or exchange for another benefit.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1 Covenant not to Compete.

(A) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and the Corporation and accordingly agrees that, during and for the applicable period set forth in Section 4.1(C) hereof, Executive shall not, except as otherwise permitted in writing by the Bank and the Corporation:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, Executive, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in or proposed to be engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of their respective affiliates are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, within a thirty-five (35) mile radius of a branch or other place of business of the Corporation or the Bank (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank and corporation holding company) or financial services industry, or (2) any other activity in which the Bank and the Corporation or any of its affiliates are engaged during the Employment Period, in the Non-Competition Area; or

(iii) directly or indirectly solicit persons or entities who were customers or referral sources of the Bank and the Corporation or their respective affiliates within one year of Executive’s termination of employment, to a become customer or referral source of a person or entity other than the Bank and the Corporation or their respective affiliates; or

(iv) directly or indirectly solicit any employee of the Bank and the Corporation or their respective affiliates who were employed within one year of Executive’s termination of employment to work for anyone other than the Bank and the Corporation or their respective affiliates.

(B) It is expressly understood and agreed that, although Executive and the Bank and the Corporation consider the restrictions contained in Section 4.1(A) hereof reasonable for the purpose of preserving for the Bank and the Corporation and their respective subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 4.1(A) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 4.1(A) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(C) The provisions of Section 4.1(A)(i) and 4.1(A)(ii) shall be applicable commencing on the date hereof and ending on the first anniversary date of the effective date of termination of employment. The provisions of Section 4.1(A)(iii) and 4.1(A)(iv) shall be applicable commencing on the date hereof and ending twelve (12) months following the effective date of termination of employment.

4.2 Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Chief Executive Officer of the Corporation, knowingly disclose to any person, other than an Executive of the Bank and the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an Executive of the Bank and the Corporation, any material confidential information obtained by him while in the employ of the Bank and the Corporation with respect to any of the Bank’s and the Corporation’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank and the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank and the Corporation or any information that must be disclosed as required by law.

ARTICLE V

MISCELLANEOUS

5.1 Termination of Employment. This Agreement shall not in any way obligate either the Corporation or the Bank to continue the employment of Executive, nor shall this Agreement limit the right of the Corporation or the Bank to terminate Executive’s employment for any reason.

5.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns. All of the obligations of the Corporation and the Bank hereunder shall be legally binding on any successor to the Corporation or the Bank, including without limitation, any successor as a result of the consummation of a Change in Control. The right of Executive to receive payments hereunder may not be assigned, alienated, pledged or otherwise encumbered by Executive and any attempt to do so shall be void and of no force or effect.

5.3 Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing signed by the parties hereto.

5.4 Jurisdiction. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

5.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6 Governing Laws. This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

5.7 Unfunded Obligations. The obligations to make payments hereunder shall be unfunded and Executive’s right to receive any payments hereunder shall be the same as any other unsecured general creditor.

5.8 Individual Agreement. This Agreement constitutes an agreement solely between the Corporation, the Bank and Executive named herein. This Agreement is intended to constitute a non-qualified arrangement for the benefit of the Executive and shall be construed and interpreted in a manner consistent with such intention.

5.9 Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an officer specifically designated by the Board of Directors of the Corporation or Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.10 Headings. All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

5.11 Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of the Bank and the Corporation, in the case of notices to the Bank and the Corporation.

[signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	LINKBANCORP, Inc.

/s/ Carl Lundblad	/s/ Andrew Samuel Chief Executive Officer

ATTEST:	The Gratz Bank

/s/ Carl Lundblad	/s/ Andrew Samuel Chief Executive Officer

WITNESS

/s/ Carl Lundblad	/s/ Kristofer Paul Name: Kristofer Paul